Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of June 29, 2007 (the “Effective Time”), is made and entered into by and among Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), and Deborah A. Hoffpauir (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee and the Company are party to that certain Employment Agreement of Deborah A. Hoffpauir, made and entered into as of August 1, 2005 (the “Employment Agreement”), a true and correct copy of which is attached hereto as Exhibit A;

WHEREAS, Employee has announced her resignation as Senior Vice President and Chief Operating Officer of the Company (the “Resignation”), and Employee and the Company have mutually agreed that such resignation will be effective on the earlier to occur (such date, the “Resignation Effective Time”) of (i) the Company’s employment of a Chief Operating Officer to replace Employee in such position or (ii) July 1, 2007;

WHEREAS, the Company and Employee have mutually agreed to the termination of the Employment Agreement, without further rights or obligations of either party under the Employment Agreement (except to the extent that any such rights or obligations are expressly incorporated herein), effective as of the Effective Time;

WHEREAS, upon the termination of the Employment Agreement, (i) the Company desires to retain the services of Employee, and Employee desires to be employed by the Company as an at-will employee and to continue to serve as Senior Vice President and Chief Operating Officer of the Company until the Resignation Effective Time and (ii) following the Resignation Effective Time, the Company desires to continue to retain the services of Employee, and Employee desires to remain employed by the Company as an at-will employee and to continue to serve as Regional Vice President of the Company’s Southeast Region, in the case of clauses (i) and (ii), upon the terms and conditions set forth in this Agreement; and

WHEREAS, each capitalized term used but not otherwise defined herein shall have the meaning given such term in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, and promises set forth herein, and for other good a valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

1.  Acknowledgement; Termination of Employment Agreement.  The parties hereby represent and warrant that prior to the Effective Time, Employee’s employment relationship with the Company was pursuant to and governed solely by the Employment Agreement.  Effective as of the Resignation Effective Time, Employee resigns as Senior Vice President and Chief Operating Officer of the Company and as an officer of the Company’s subsidiaries, including, without limitation, Odyssey HealthCare Holding Company, Odyssey HealthCare GP, LLC, Hospice of the Palm Coast, Inc., Odyssey HealthCare Management, LP, Odyssey HealthCare Operating A, LP, Odyssey HealthCare Operating B, LP, and Odyssey HealthCare Foundation. In connection with Employee’s resignation, the parties hereby agree that the Employment Agreement is hereby terminated in full as of the Effective Time, except as set forth in Section 4, without any further action on the part of the Company or Employee and, except as set forth in Section 4, thereafter shall be of no further force or effect.  From and after the date of termination of the Employment Agreement, Employee shall not be entitled to receive any further wages, compensation, or benefits arising pursuant to the Employment Agreement, and neither the Company nor Employee shall have any rights or obligations thereunder, other than as provided in Section 4.  Employee agrees to execute all further documents which the Company may reasonably request of her to effectuate such resignations.

2.  Continued Services.

(a)  At Will Employment.  Effective as of the Effective Time, and subject to such terms and conditions as are set forth in this Agreement, the Company hereby retains Employee as an employee to perform such services on behalf of the Company as set forth herein or as may be mutually agreed to in writing by the Company and Employee, and Employee hereby accepts such employment from the Company.  Until the Resignation Effective Time, Employee shall serve as Senior Vice President and Chief Operating Officer of the Company, and shall have such powers and duties (including holding officer positions with one or more Subsidiaries of the Company) as may be assigned from time to time by the Board of Directors of the Company (the “Board”).  Following the Resignation Effective Time, Employee shall no longer serve as Senior Vice President and Chief Operating Officer of the Company, but shall serve as Regional Vice President of the Company’s Southeast Region, and shall have such powers and duties as may be assigned from time to time by the President or the Chief Operating Officer of the Company.  The Company has the right to terminate the Employee’s employment under this Section 2(a) at will (for any reason or no reason), and, in the event the Company exercises such right of termination, the Company shall pay to Employee any compensation or benefits due Employee pursuant to Section 2(b) and Section 2(c), if applicable, through and including the date of such termination, and thereafter the Company shall have no further obligation to Employee hereunder or otherwise, except as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or other applicable law.

(b)  Employee Compensation and Benefits.

(i)  Annual Base Salary.  Employee shall receive an annual base salary (“Annual Base Salary”) which shall be paid bi-weekly in accordance with customary payroll practices of the Company.  Employee’s Annual Base Salary shall be $335,000.00 per year until December 31, 2007.  Effective January 1, 2008 and thereafter for so long as Employee remains in the employ of the Company, subject to any increases or decreases in salary as the President in his discretion from time to time shall deem appropriate, Employee’s Annual Base Salary shall be $183,000.00 per year.

(ii)  Pro-Rated 2007 Annual Bonus.  Employee shall be entitled to receive an annual bonus for 2007 for her service as Senior Vice President and Chief Operating Officer from January 1, 2007 through the Resignation Effective Time.  Such bonus shall be a pro-rated amount equal to the product of (i) the amount of the annual bonus, if any, to which Employee would have been entitled for calendar 2007 if Employee had not resigned as Senior Vice President and Chief Operating Officer of the Company, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed since January 1, 2007 through (but not including) the Resignation Effective Time, and the denominator of which is the total number of days in 2007.  Such bonus shall be paid at such time as the Company pays the executives of the Company annual bonuses for the 2007 calendar year (but in no event later than the fifth business day after the Company publicly announces its earnings for such calendar year in a press release), whether or not Employee is then employed by the Company.  Except for the foregoing bonus, Employee shall not be entitled to receive any other bonus from the Company for the 2007 calendar year.  Effective January 1, 2008 and thereafter for so long as Employee remains in the employ of the Company as one of its Regional Vice Presidents, Employee shall be eligible to participate in such bonus programs established by the Company from time to time for its Regional Vice Presidents.

(iii)  Benefits.  The Company agrees to provide Employee with such health insurance and other benefits as are generally made available to the Company’s common law employees for so long as Employee remains in the employ of the Company.

(c)  Guaranteed Salary Payment.  If the Company terminates Employee’s employment on or prior to December 31, 2007 for any reason other than Cause, Employee shall be entitled to continue to receive the compensation described in Section 2(b)(i) through December 31, 2007, payable as described in Section 2(b)(i).

(d)  Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)  Notice of Termination.  Any termination by the Company for any or no reason, or by Employee’s resignation, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 6(a).  For purposes of this Agreement, a “Notice of Termination” means a written notice which, to the extent applicable, sets forth in reasonable detail the facts and circumstances that provide a basis for termination of Employee’s employment.  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

3.  Equity Awards and Agreements.  Employee hereby represents and warrants that, except for the equity award agreements described in Exhibit B hereto (the “Equity Agreements”), she is not a party to any stock option, stock appreciation right, restricted stock, or similar agreement granting Employee the right to acquire or benefit from the appreciation in value of the capital stock of the Company or any of its subsidiaries.  Except for the Retained Awards (as defined below), Employee and the Company hereby agree that, notwithstanding any contrary provision in the Equity Agreements, all stock options, restricted shares, and/or other equity awards granted to Employee pursuant to the Equity Agreements shall immediately be terminated and of no further force or effect.  Concurrently with the execution of this Agreement, Employee and the Company are entering into an Equity Award Termination Agreement, Release and Waiver (the “Termination Agreement”) terminating all Equity Agreements, except the Retained Awards.  As used in this Agreement, “Retained Awards” means the (i) the Nonstatutory Stock Option Agreement, dated November 20, 2002, representing the right to acquire 20,000 shares of the Company’s common stock (45,000 shares after the Company’s three-for-two stock splits on February 6, 2003 and July 28, 2003), of which options to acquire 45,000 shares are exercisable as of July 1, 2007, (ii) the Nonstatutory Stock Option Agreement, dated June 20, 2003, representing the right to acquire 75,000 shares of the Company’s common stock (112,500 shares after the Company’s three-for-two stock split on July 28, 2003), of which options to acquire 112,500 shares are exercisable as of July 1, 2007, (iii) the Nonstatutory Stock Option Agreement, dated January 26, 2004, representing the right to acquire 75,000 shares of the Company’s common stock, of which options to acquire 75,000 shares are exercisable as of July 1, 2007, (iv) the Restricted Stock Award Agreement, dated November 18, 2004, representing the right to receive 30,000 shares of the Company’s common stock, par value $0.001 per share, and (v) the Nonstatutory Stock Option Agreement, dated November 16, 2005 (the “November 2005 Option”), representing the right to acquire 90,000 shares of the Company’s common stock, of which options to acquire 22,500 shares are exercisable as of July 1, 2007; provided, however, that with respect to the November 2005 Option, the option shares which are not exercisable as of July 1, 2007 shall be forfeited as set forth in the Termination Agreement.

4.  Survival of Specified Provisions in the Employment Agreement.  The following provisions of the Employment Agreement are incorporated herein by reference, shall survive the Effective Time, and shall continue in full force and effect, as such provisions may be amended by this Section 4, notwithstanding any other provision of this Agreement:

(a)  All definitions contained in the Employment Agreement and used in this Agreement (including the provisions of the Employment Agreement incorporated by reference herein), except that:

(i)  All references to “Agreement” in Sections 9 and 10 of the Employment Agreement shall now refer to this Agreement; and

(ii)  The definition of “Competing Business” as used in the Employment Agreement is hereby amended and restated in its entirety as follows:

“Competing Business” means any business that provides hospice care or services to terminally ill patients.

(iii)  The definition of “Date of Termination” as used in the Employment Agreement is hereby amended and restated in its entirety as follows:

“Date of Termination” means (i) if Employee’s employment is terminated by reason of Employee’s death, the date of Employee’s death; (ii) if Employee’s employment is terminated by the Company for any or no reason, the date specified in the Notice of Termination or, if no date is specified, the date on which the Company notifies Employee that Employee’s employment by the Company is terminated; or (iii) if Employee’s employment is terminated by Employee, the date specified in the Notice of Termination or agreed to by the Company and Employee.

(b)  Section 9 of the Employment Agreement (“Confidential Information; Ownership of Property”), except that the first sentence of Section 9(a)(i) of the Employment Agreement is hereby amended and restated in its entirety as follows:

Employee acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that, during the course of Employee’s employment with the Company, Employee has received, shall receive or be placed in a position to have access to or develop Confidential Information.

(c)  Section 10 of the Employment Agreement (“Non-Competition; Non-Solicitation; Non-Disparagement”); except that Section 10(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

     (a) For the reasons and consideration specified in Section 8 of the Employment Agreement, which reasons continue to be valid and which consideration Employee acknowledges was provided as set forth in that Section 8 and which Employer agrees will continue to be provided in the future, Employee hereby covenants and agrees that:

(i) for a period of two years from the Effective Time, Employee shall not serve as an executive, general manager, executive director, director, officer, consultant, or any other capacity that has duties and responsibilities identical or substantially similar to the those of the position of Senior Vice President or Chief Operating Officer for any Competing Business that operates in any city (including the 50-mile radius surrounding such city) in which the Company, or any of its Subsidiaries, has a facility that engages in its respective business as of the Effective Time.

(ii) during her employment with Company and for a period of one year following the Date of Termination, Employee shall not:

     (A)   serve as an executive, general manager, executive director, director, officer, consultant, or any other capacity that has duties and responsibilities identical or substantially similar to those of the position of Regional Vice President of the Southeast Region for any Competing Business that operates in any city (including the 50-mile radius surrounding such city) in the Company’s Southeast Region in which the Company or any of its Subsidiaries has a facility that engages in its respective business as of the Effective Time.

     (B)   recruit, hire, assist in hiring, attempt to hire, or contact or solicit with respect to hiring any Person who, at any time during the 12 month period preceding the Date of Termination, was an employee of the Company or any of its Subsidiaries, provided that Employee may hire any individual who is employed as an administrative assistant or clerical employee as of the Date of Termination;

     (C)   induce or attempt to induce any employee of the Company, or any of its Subsidiaries, to terminate, or in any way interfere with, the relationship between the Company, or any of its Subsidiaries, and any employee thereof; or

                     (D)  induce or attempt to induce any current or prospective customer, client, patient, supplier, service provider, or other business relation of the Company, or any of its Subsidiaries, who was served or solicited by Employee during the term of Employee’s employment to cease doing business with the Company, or any of its Subsidiaries, or in any way interfere with the actual or prospective relationship between the Company, or any of its Subsidiaries, and any such individual or entity.

Except as otherwise specifically provided in this Section 4, all of the parties’ rights and obligations under the Employment Agreement are extinguished upon the effectiveness of this Agreement.

5.  General Release and Covenant Not to Sue.

(a)  Employee, on behalf of herself and her family, attorneys, heirs, estate, agents, executors, representatives, administrators and each of their respective successors and assigns (collectively, the “Employee Parties”), hereby generally releases and forever discharges the Company and its predecessors, successors, assigns, parents, subsidiaries and affiliates and each of the foregoing entities’ respective past, present and future shareholders, members, partners, managers, directors, officers, employees, agents, representatives, principals, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any person acting by, through, under or in concert with any of the foregoing entities (collectively, the “Company Parties”) from any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action (“Claims”), known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Time (including, but not limited to, any Claims against any of the Company Parties based on, relating to or arising under wrongful discharge, retaliation, breach of contract (whether oral or written), tort, fraud, defamation, slander, breach of privacy, violation of public policy, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local law relating to employment (or unemployment), the payment of wages, salary or other compensation, civil or human rights, discrimination in employment (based on age or any other factor), or raised by that certain letter dated January 4, 2007, from Kenneth C. Broodo, on behalf of Employee, to Robert Lefton,) in all cases arising out of or relating to Employee’s employment by the Company or any subsidiary thereof or Employee’s investment in the Company or any subsidiary thereof or her services as an officer or employee of the Company or any subsidiary thereof, or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) Employee’s rights under this Agreement or Employee’s rights under the Employment Agreement that survive the Effective Time and are expressly identified and incorporated by reference herein pursuant to Section 4, (ii) Employee’s rights to indemnification from any Company Party in respect of her services as a director, officer or employee of a Company Party (or of any entity for which Employee has served in any such capacity or a similar capacity at the request of the Company) as provided by law, that certain Indemnification Agreement dated as of April 29, 2004, by and between the Company and Employee (the “Indemnification Agreement”), or the certificates of incorporation or bylaws (or like constitutive documents) of any Company Party, and (iii) Employee’s rights under the Retained Awards.

Employee, on behalf of herself and each of the other Employee Parties, hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Company Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or, to the extent within her control, will initiate any such proceeding on her behalf, and that if such a proceeding is initiated, Employee shall accept no benefit therefrom.

(b)           The Company, on its own behalf and on behalf of the other Company Parties, hereby generally releases and forever discharges the Employee Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Time (including but not limited to any Claims based on, relating to or arising under breach of contract (whether oral or written), tort, fraud, defamation, slander, violation of public policy, negligence, promissory estoppel, or any other federal, state or local law relating to employment or discrimination in employment) in all cases arising out of or relating to Employee’s employment by the Company or any subsidiary thereof or Employee’s investment in the Company or any subsidiary thereof or her services as a director, officer or employee of any Company Party (or of any entity for which Employee has served in any such capacity or a similar capacity at the request of the Company), or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) the Company’s rights under this Agreement or the Company’s rights under the Employment Agreement that survive the Effective Time and are expressly identified and incorporated by reference herein pursuant to Section 4, (ii) the Company’s rights against Employee with respect to any breach of fiduciary or other legal duties as a director or officer, any fraudulent or criminal activity or any action or conduct that would constitute Cause under the Employment Agreement, or (iii) the Company’s rights under the Retained Awards.

The Company, on behalf of itself and the other Company Parties, hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Employee Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or to the extent within its control, will initiate any such proceeding on its behalf, and that if such a proceeding is initiated, the Company and the other Company Parties shall accept no benefit therefrom.

6.  Additional Provisions.

(a)  Notices.  Any notice, demand, or communication required, permitted, or desired to be given hereunder, shall be deemed effectively given when personally delivered or mailed by prepaid, certified mail, return receipt requested, addressed as follows:

To Employee:	To the Company:

Deborah A. Hoffpauir 2905 Wellborn Dallas, Texas 75219	Odyssey HealthCare, Inc. 717 N. Harwood, Suite 1500 Dallas, Texas 75201 Attn: General Counsel

With a copy to:

P. Gregory Hidalgo Vinson & Elkins LLP 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201

or to such other address or addresses as any party hereto may from time to time specify in writing in a notice given to the other party in compliance with this Section 6(a).  Notices shall be deemed given upon the earlier of actual receipt or three days after mailing in accordance with this Section 6(a).

(b)  Prior Agreements.  With the exception of (i) the Equity Agreements, (ii) the Termination Agreement, (iii) that certain Indemnification Agreement, dated April 29, 2004, by and between the Company and Employee, which is attached hereto as Exhibit C, and (iv) those provisions of the Employment Agreement that are specifically incorporated by reference herein in Section 4, this Agreement integrates the whole of all agreements and understandings of any sort or character between the parties concerning the subject matter of this Agreement and any other dealings between the parties, and supersedes all prior negotiations, discussions, or agreements of any sort whatsoever relating to the subject matter hereof, or any claims that might have ever been made by one party against the other.  There are no representations, agreements, or inducements except as set forth expressly and specifically in this Agreement.  There are no unwritten oral or verbal understandings, agreements, or representations of any sort whatsoever, it being stipulated that the rights of the parties shall be governed exclusively by this Agreement.

(c)  Certain Definitions.  As used in this Agreement (including the provisions of the Employment Agreement incorporated by reference herein), the following terms have the meanings set forth below:

(i)   “Cause” means Employee’s

(a)           continued failure to substantially perform Employee’s obligations and duties under Section 2(a) (other than as a result of physical or mental incapacity), as reasonably determined by the Board, and which is not remedied within 30 days after receipt of written notice from the Company specifically identifying the manner in which the Company believes that Employee has not substantially performed Employee’s obligations and duties under Section 2(a);

(b)           commission of an act of fraud, embezzlement, misappropriation, willful misconduct, bad faith, dishonesty, breach of trust, or breach of fiduciary duty against the Company or other conduct materially harmful or potentially materially harmful to the Company’s interest, as reasonably determined by the Board after a hearing by the Board following 10 days’ prior written notice to Employee of such hearing;

(c)           material breach of Section 4(b) or Section 4(c);

(d)           conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude;

(e)           failure to carry out, or comply with, in any material respect, any lawful directive of the Board, the President or the Chief Operating Officer of the Company consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(f)           violation of the Company’s substance abuse policy; or

(g)           suspension or termination of Employee from the Medicare or Medicaid programs.

(d)  Modification and Waiver.  This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e)  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  Any counterpart of this Agreement that has attached to it separate signature pages that together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original.  Facsimile signatures shall constitute original signatures.

(f)  Successors and Assigns.  This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, merger or consolidation, and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party.

(g)  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable for any reason, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provisions, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(h)  Injunctive Relief.  Employee acknowledges that money damages would be both incalculable and an insufficient remedy for breach by Employee of any of the provisions of the Employment Agreement that are specifically incorporated by reference herein by Section 4 (i.e., of Sections 9 or 10 of the Employment Agreement, which shall be referred to in this Section 6(h) as the “Incorporated Employment Agreement Provisions”) and that any such breach would cause the Company irreparable harm.  Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach by Employee of the Incorporated Employment Agreement Provisions.  The parties agree that the only circumstance in which disputes between them will not be subject exclusively to arbitration pursuant to the provisions in Section 6(n) is in connection with a breach of the Incorporated Employment Agreement Provisions by Employee.  The parties consent to venue in Dallas County, Texas and to the exclusive jurisdiction of competent state courts or federal courts in Dallas County, Texas for all litigation which may be brought, subject to the requirement for arbitration in Section 6(n), with respect to the terms of, and the transactions and relationships contemplated by, this Agreement.  The parties further consent to the non-exclusive jurisdiction of any state court located within a district which encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party.

(i)  Governing Law.  This Agreement has been executed and delivered in, and shall be interpreted, construed, and enforced pursuant to and in accordance with the laws of the State of Texas (without giving effect to principles of conflict of law) and, where applicable, the laws of the United States.

(j)  Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

(k)  Third Party Beneficiaries.  Except as provided in Section 6(f) of this Agreement, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

(l)  Construction.  This Agreement shall be deemed drafted equally by all the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural, (ii) “and” and “or” are each used both conjunctively and disjunctively, (iii) “any,” “all,” “each,” or “every” means “any and all, and each and every,” (iv) “includes” and “including” are each “without limitation,” and (v) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

(m)  Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses (including attorneys fees and expenses) incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses.

(n)  Arbitration.  Except as otherwise provided in Section 6(h), the Company and Employee agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out to this Agreement, the Employment Agreement, or Employee’s employment (or resignation or termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against Employee or that Employee may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise.  Claims covered by this Section 6(n) also include claims by Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, or any other factor) and retaliation.  The Company and Employee agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the Claims being arbitrated.  If a party refuses to honor its obligations under this Section 6(n), the other party may compel arbitration in either federal or state court.  The arbitrator shall apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the Claims asserted.  The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Section 6(n), including any Claim that all or part of this Agreement is void or voidable and any Claim that an issue is not subject to arbitration; provided that the arbitrator will not have the power to add or ignore any of the terms and conditions of this Agreement, and the arbitrator’s decision will not go beyond what is necessary for the interpretation, application, and enforcement of this Agreement and the obligations of the parties pursuant to this Agreement.  The parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas, upon the written request of any party to this Agreement.  In the event that an arbitration is actually conducted pursuant to this Section 6(n), the party in whose favor the arbitrator renders the award shall be entitled to recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, expert witness fees, and costs actually incurred.  Any and all of the arbitrator’s orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction.  All proceedings conducted pursuant to this Section 6(n), including any order, decision, or award of the arbitrator, shall be kept confidential by all parties.  THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES).  REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, EMPLOYEE AND THE COMPANY EACH HEREBY WAIVE THE RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS.EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY ARE WAIVING ANY RIGHT THAT EMPLOYEE OR THE COMPANY MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM ALLEGED BY EMPLOYEE, EXCEPT AS PROVIDED IN SECTION 6(h).

[Signature Page to follow.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by an officer thereof thereunto duly authorized, and Employee has hereunto set her hand, as of the day and year first above written.

ODYSSEY HEALTHCARE, INC.

By:	/s/ Robert A. Lefton
Name:	Robert A. Lefton
Title:	President and Chief Executive Officer

/s/ Deborah A. Hoffpauir
DEBORAH A. HOFFPAUIR

S-1

EXHIBIT A

Employment Agreement of Deborah A. Hoffpauir

Exhibit A-1

EXHIBIT B

Equity Agreements

1.	Restricted Stock Unit Award Agreement (Time-Based RSU Award), dated December 20, 2006, representing the right to receive 16,080 shares of the Company’s common stock

2.	Restricted Stock Unit Award Agreement (Additional Incentive Based RSU Award), dated December 20, 2006, representing the right to receive 29,480 shares of the Company’s common stock

3.
Nonstatutory Stock Option Agreement, dated November 16, 2005, representing the right to acquire 90,000 shares of the Company’s common stock, of which options to acquire 22,500 shares are exercisable as of July 1, 2007

4.	Restricted Stock Award Agreement, dated November 18, 2004, representing the right to receive 30,000 shares of the Company’s common stock

5.
Nonstatutory Stock Option Agreement, dated January 26, 2004, representing the right to acquire 75,000 shares of the Company’s common stock, of which options to acquire 75,000 shares are exercisable as of July 1, 2007

6.
Nonstatutory Stock Option Agreement, dated June 20, 2003, representing the right to acquire 75,000 shares of the Company’s common stock (112,500 shares after the Company’s three-for-two stock split on July 28, 2003), of which options to acquire 112,500 shares are exercisable as of July 1, 2007

7.
Nonstatutory Stock Option Agreement, dated November 20, 2002, representing the right to acquire 20,000 shares of the Company’s common stock (45,000 shares after the Company’s three-for-two stock splits on February 6, 2003 and July 28, 2003), of which options to acquire 45,000 shares are exercisable as of July 1, 2007

Exhibit B-1

EXHIBIT C

Indemnification Agreement

Exhibit C-1